EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4, No. 333-00000) and related Prospectus of Renasant Corporation (formerly The Peoples Holding Company) (the “Company”) for the registration of 3,600,000 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2005 with respect to the consolidated statements of income, shareholders’ equity and cash flows of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Birmingham, Alabama

March 16, 2007